Exhibit 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Reports Third-Quarter 2014 Results

•	Achieved record oil production exceeding company guidance

•	Generated U.S. oil production growth of 77 percent year over year

•	Increased full-year production outlook

•	Improved pre-tax cash margin by 20 percent year over year

•	Closed $2.3 billion asset sale further enhancing strong financial position

OKLAHOMA CITY – Nov. 4, 2014 – Devon Energy Corporation (NYSE:DVN) today reported net earnings of $1.0 billion or $2.48 per common share ($2.47 per diluted share) for the quarter ended Sept. 30, 2014. This compares with third-quarter 2013 net earnings of $429 million or $1.06 per common share ($1.05 per diluted share).

Adjusting for items securities analysts typically exclude from their published estimates, the company earned $552 million or $1.34 per diluted share in the third quarter. This represents a 4 percent increase in adjusted earnings compared to the third quarter of 2013.

Devon generated cash flow from operations totaling $1.6 billion in the third quarter. Combined with $2.3 billion of pre-tax proceeds from the sale of non-core U.S. assets, Devon’s total cash inflows for the quarter approached $4 billion.

“Devon’s repositioned portfolio delivered outstanding growth in production and margins in the third quarter,” said John Richels, president and CEO. “With our strong position in many of North America’s best resource plays and our focused efforts to deliver high-quality performance, we saw profitability continue to expand.”

“Based on our strong year-to-date results and the confidence we have in our portfolio, we are raising our full-year production growth outlook to 14 percent, up from our previous guidance of 11 percent,” Richels said. “And we are delivering this incremental production growth without any increase in capital spending.”

Oil Production Exceeds Expectations

In the third quarter, total production from Devon’s retained assets averaged 640,000 oil-equivalent barrels (Boe) per day. This result exceeded the company’s guidance range and represents a 19 percent increase year over year. Oil and liquids production accounted for 55 percent of the company’s retained asset production mix in the third quarter.

Devon delivered record oil production in North America during the third quarter of 2014. Oil production from retained assets averaged 216,000 barrels per day, exceeding the top end of the company’s guidance range by 6,000 barrels per day. This represents a 44 percent increase compared to the third quarter of 2013. The most significant growth came from the company’s U.S. operations, where oil production increased a substantial 77 percent year over year.

Growth in U.S. production was largely attributable to strong results from Devon’s oil development plays. In the third quarter, the company’s world-class Eagle Ford assets continued to deliver prolific well results. Net production in the Eagle Ford increased to an average of 87,000 Boe per day in September, an increase of 76 percent compared to Devon’s first month of ownership in March 2014. In the Permian Basin, led by outstanding results from the Bone Spring play, total production increased to 98,000 Boe per day. This represents a 20 percent increase in Permian production compared to the year-ago quarter.

In Canada, Devon achieved first oil from its Jackfish 3 project in the third quarter, commencing another leg of multi-year oil production growth from its heavy oil business. Additionally, the start-up of Jackfish 3 will begin a new era from the Jackfish complex, with the potential to generate up to a $1 billion per year of free cash flow, after maintenance capital.

Devon Raises Full-Year Production Outlook

Detailed forward-looking guidance for the fourth quarter of 2014 is provided later in the release. Based on year-to-date results and Devon’s fourth-quarter outlook, most operating and financial metrics remain relatively unchanged compared to previous full-year guidance disclosures. A notable update is the company raising the midpoint of its 2014 production outlook from retained assets by 3 percent to approximately 617,000 Boe per day. This incremental production growth is expected to be delivered without additional capital spending.

Operations Report

For additional details on Devon’s core and emerging assets, please refer to the company’s third-quarter 2014 operations report at www.devonenergy.com. Highlights from the operations report include:

•	Raising the Bone Spring type curve

•	Eagle Ford on track to meet production targets

•	Canadian heavy-oil results outperform guidance

•	Raising Cana-Woodford type curve

•	Powder River Basin delivers high-rate development wells

Oil Revenue Grows and Margins Expand

Revenue from oil, natural gas and natural gas liquids sales totaled $2.6 billion in the third quarter, an 11 percent increase compared to the third quarter of 2013. This growth in revenue was attributable to the company’s significant increase in oil production, partially offset by the sale of gas-weighted divestiture assets in both the U.S. and Canada. Third-quarter oil sales accounted for 63 percent of Devon’s total upstream revenues.

Devon’s marketing and midstream operating profit reached $219 million, which exceeded the company’s guidance and represented a 68 percent increase compared to the third quarter of 2013. The year-over-year increase in operating profit was due to expanded margins related to EnLink Midstream.

The company’s strong cost-containment efforts were reflected in third-quarter expense results. Pre-tax cash costs totaled $16.06 per Boe, a 3 percent decrease compared to the previous quarter. Costs in several categories were lower than guidance, most notably Devon’s largest cash cost, lease operating expenses (LOE). On a unit-of-production basis, LOE totaled $9.47 per Boe, flat compared to the year-ago period and 1 percent lower than the second quarter of 2014.

Overall, the benefits of higher-margin oil production and a low-cost structure resulted in expanded cash margin for Devon. Pre-tax cash margin reached $29.42 per Boe in the third quarter, a 20 percent increase compared to the year-ago period.

Balance Sheet and Liquidity Remain Strong

With investment-grade credit ratings and cash balances of $3.4 billion at the end of the third quarter, Devon’s financial position remains exceptionally strong. At Sept. 30, the company’s net debt totaled $8.7 billion, of which $1.9 billion was attributable to the consolidation of EnLink Midstream and is non-recourse to Devon.

Subsequent to quarter end, in mid-October, Devon announced the redemption of $1.9 billion in senior notes, utilizing a portion of its asset divestiture proceeds. This redemption includes all of the company’s outstanding 2.4% senior notes due 2016, 1.2% senior notes due 2016 and 1.875% senior notes due 2017. Upon redemption later in the month, Devon will complete the debt repayment plan associated with its portfolio transformation.

Attractive Hedges Protect Future Cash Flow

With rapid growth in high-margin production, the company has taken measures to protect its future cash flow. For the fourth quarter of 2014, the company has entered into various swap-and-collar contracts to hedge approximately 60 percent of its expected oil production at an average floor price of $92 per barrel. Nearly 80 percent of Devon’s expected fourth-quarter natural gas production is locked in at an average floor price of $4.28 per thousand cubic feet.

For full-year 2015, the company has 138,000 barrels per day protected through swaps and collars at an average floor price of $91 per barrel. Devon also has 0.5 billion cubic feet per day hedged at an average floor price of $4.20. These hedge positions cover more than 50 percent of Devon’s expected oil production in 2015 and around 30 percent of gas production.

Portfolio Transformation Complete

On Aug. 29, Devon closed the sale of its U.S. non-core assets for $2.3 billion, officially completing its portfolio transformation announced last November. In less than a year, the company transformed its portfolio through three significant steps: an accretive Eagle Ford entry, the creation of EnLink Midstream, and the sale of more than $5 billion of non-core properties in both the U.S. and Canada.

Devon’s retained asset portfolio is now concentrated in some of the most attractive North American resource plays. This formidable and focused asset base creates a platform that supports competitive, high-margin growth for many years.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to general accepted accounting principles). Adjusted earnings, net debt and pre-tax cash margin are non-GAAP financial measures referenced within this release. Reconciliations of these non-GAAP measures are provided later in this release.

Conference Call Webcast and Supplemental Earnings Materials

Please note that as soon as practicable today, Devon will post additional information, consisting of an operations report and management commentary with associated slides, to its website at www.devonenergy.com. The company’s third-quarter 2014 conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, Nov. 5, 2014, and will serve primarily as a forum for analyst and investor questions and answers.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; unforeseen changes in the rate of production from our oil and gas properties; uncertainties in future exploration and drilling results; uncertainties inherent in estimating the cost of drilling and completing wells; drilling risks; competition for leases, materials, people and capital; midstream capacity constraints and potential interruptions in production; risk related to our hedging activities; environmental risks; political changes; changes in laws or regulations; our limited control over third parties who operate our oil and gas properties; our ability to successfully complete mergers, acquisitions and divestitures; and other risks identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

About Devon Energy

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

Investor Contacts

Howard Thill, 405-552-3693

Scott Coody, 405-552-4735

Shea Snyder, 405-552-4782

Media Contact

John Porretto, 405-228-7506

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

	Quarter Ended		Nine Months Ended
PRODUCTION NET OF ROYALTIES	September 30,		September 30,
	2014	2013	2014	2013
Oil / Bitumen (MBbls/d)
United States	136	77	121	70
Canada	80	73	78	79

Retained assets	216	150	199	149
Divested assets	3	15	7	16

Total Oil / Bitumen	219	165	206	165

Natural Gas (MMcf/d)
United States	1,690	1,656	1,656	1,666
Canada	26	17	24	29

Retained assets	1,716	1,673	1,680	1,695
Divested assets	138	710	311	720

Total Natural Gas	1,854	2,383	1,991	2,415

Natural Gas Liquids (MBbls/d)
United States	138	110	129	105
Divested assets	5	19	9	19

Total Natural Gas Liquids	143	129	138	124

Oil Equivalent (Mboe/d)
United States	556	462	526	453
Canada	84	76	82	84

Retained assets	640	538	608	537
Divested assets	31	153	68	155

Total Oil Equivalent	671	691	676	692

KEY OPERATING STATISTICS BY REGION

	Quarter Ended September 30, 2014
	Avg. Production (MBoe/d)	Gross Wells Drilled	Operated Rigs at September 30, 2014
Permian Basin	98	81	21
Eagle Ford	78	57	3
Canadian Heavy Oil	84	57	5
Barnett Shale	205	13	—
Anadarko Basin	98	38	3
Mississippian-Woodford Trend	21	52	6
Rockies	22	17	4
Other Assets	34	—	—

Retained Assets - Total	640	315	42
Divested assets	31	—	—

Devon - Total	671	315	42

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION TREND

	2013		2014
	Quarter 3	Quarter 4	Quarter 1	Quarter 2	Quarter 3
Oil (MBbls/d)
Permian Basin	49	50	55	55	56
Eagle Ford	—	—	11	40	46
Canadian Heavy Oil	73	81	78	77	80
Barnett Shale	2	2	2	2	2
Anadarko Basin	10	9	9	11	10
Mississippian-Woodford Trend	5	8	10	9	10
Rockies	8	8	8	8	10
Other assets	3	3	2	3	2

Retained assets	150	161	175	205	216
Divested assets	15	16	15	4	3

Total	165	177	190	209	219

Gas (MMcf/d)
Permian Basin	109	116	121	134	136
Eagle Ford	—	—	22	86	107
Canadian Heavy Oil	17	28	19	23	26
Barnett Shale	1,009	995	931	932	896
Anadarko Basin	297	294	281	309	323
Mississippian-Woodford Trend	14	19	28	28	32
Rockies	76	75	65	67	66
Other assets	151	141	140	135	130

Retained assets	1,673	1,668	1,607	1,714	1,716
Divested assets	710	660	585	217	138

Total	2,383	2,328	2,192	1,931	1,854

NGL (MBbls/d)
Permian Basin	15	16	16	18	19
Eagle Ford	—	—	3	10	14
Canadian Heavy Oil	—	—	—	—	—
Barnett Shale	57	56	55	55	54
Anadarko Basin	24	27	29	31	34
Mississippian-Woodford Trend	1	3	5	5	6
Rockies	1	1	1	1	1
Other assets	12	11	10	10	10

Retained assets	110	114	119	130	138
Divested assets	19	18	16	6	5

Total	129	132	135	136	143

Combined (MBoe/d)
Permian Basin	82	86	91	95	98
Eagle Ford	—	—	17	65	78
Canadian Heavy Oil	76	86	81	81	84
Barnett Shale	226	224	213	212	205
Anadarko Basin	83	85	85	93	98
Mississippian-Woodford Trend	9	14	19	18	21
Rockies	23	21	20	21	22
Other assets	39	37	37	35	34

Retained assets	538	553	563	620	640
Divested assets	153	143	128	47	31

Total	691	696	691	667	671

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES

	Quarter 3		September YTD
(average prices)	FY2014	FY2013	FY2014	FY2013
Natural Gas ($/Mcf) - Henry Hub	$4.07	$3.58	$4.57	$3.67
Oil ($/Bbl) - West Texas Intermediate (Cushing)	$97.26	$105.94	$99.67	$98.18

REALIZED PRICES

	Quarter Ended September 30, 2014
	Oil /Bitumen (Per Bbl)	Gas (Per Mcf)	NGL (Per Bbl)	Total (Per Boe)
United States	$90.23	$3.61	$25.82	$38.90
Canada(1)	$65.88	$0.76	$63.46	$63.23

Realized price without hedges	$81.37	$3.57	$25.90	$41.92
Cash settlements	$(1.06)	$0.15	$0.01	$0.07

Realized price, including cash settlements	$80.31	$3.72	$25.91	$41.99

	Quarter Ended September 30, 2013
	Oil /Bitumen (Per Bbl)	Gas (Per Mcf)	NGL (Per Bbl)	Total (Per Boe)
United States	$101.40	$3.08	$24.36	$32.72
Canada(1)	$79.88	$2.67	$48.48	$49.65

Realized price without hedges	$90.51	$3.00	$26.23	$36.84
Cash settlements	$(4.00)	$0.24	$0.02	$(0.12)

Realized price, including cash settlements	$86.51	$3.24	$26.25	$36.72

	Nine Months Ended September 30, 2014
	Oil (Per Bbl)	Gas (Per Mcf)	NGL (Per Bbl)	Total (Per Boe)
United States	$92.55	$4.04	$26.80	$39.81
Canada(1)	$65.54	$3.80	$50.57	$55.85

Realized price without hedges	$81.84	$4.02	$27.34	$42.38
Cash settlements	$(2.43)	$(0.12)	$—	$(1.11)

Realized price, including cash settlements	$79.41	$3.90	$27.34	$41.27

	Nine Months Ended September 30, 2013
	Oil (Per Bbl)	Gas (Per Mcf)	NGL (Per Bbl)	Total (Per Boe)
United States	$93.94	$3.13	$25.12	$31.12
Canada(1)	$60.14	$3.05	$46.54	$41.29

Realized price without hedges	$75.48	$3.11	$26.83	$33.71
Cash settlements	$0.02	$0.14	$0.08	$0.50

Realized price, including cash settlements	$75.50	$3.25	$26.91	$34.21

(1)	The reported Canadian gas volumes include volumes that are produced from certain of our leases and then transported to our Jackfish operations where the gas is used as fuel. However, the revenues and expenses related to this consumed gas are eliminated in our consolidated financials.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2014	2013	2014	2013
Oil, gas and NGL sales	$2,588	$2,341	$7,824	$6,367
Oil, gas and NGL derivatives	748	(141)	29	(95)
Marketing and midstream revenues	2,000	514	5,718	1,501

Total operating revenues	5,336	2,714	13,571	7,773

Lease operating expenses	584	600	1,764	1,684
Marketing and midstream operating expenses	1,781	383	5,092	1,128
General and administrative expenses	195	143	595	460
Production and property taxes	140	115	427	353
Depreciation, depletion and amortization	842	691	2,409	2,069
Asset impairments	—	7	—	1,960
Restructuring costs	2	4	44	50
Gains and losses on asset sales	—	11	(1,072)	11
Other operating items	18	27	74	82

Total operating expenses	3,562	1,981	9,333	7,797

Operating income (loss)	1,774	733	4,238	(24)
Net financing costs	116	100	359	306
Other nonoperating items	4	(6)	111	(4)

Earnings (loss) before income taxes	1,654	639	3,768	(326)
Income tax expense (benefit)	613	210	1,698	(99)

Net earnings (loss)	1,041	429	2,070	(227)
Net earnings attributable to noncontrolling interests	25	—	55	—

Net earnings (loss) attributable to Devon	$1,016	$429	$2,015	$(227)

Net earnings (loss) per share attributable to Devon:
Basic	$2.48	$1.06	$4.94	$(0.57)
Diluted	$2.47	$1.05	$4.91	$(0.57)
Weighted average common shares outstanding:
Basic	409	406	408	406
Diluted	411	407	410	407

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter ended September 30, 2014
(in millions)	Devon U.S. & Canada	EnLink	Eliminations	Total
Oil, gas and NGL sales	$2,588	$—	$—	$2,588
Oil, gas and NGL derivatives	748	—	—	748
Marketing and midstream revenues	1,344	855	(199)	2,000

Total operating revenues	4,680	855	(199)	5,336

Lease operating expenses	584	—	—	584
Marketing and midstream expenses	1,320	660	(199)	1,781
General and administrative expenses	170	25	—	195
Production and property taxes	132	8	—	140
Depreciation, depletion and amortization	768	74	—	842
Restructuring costs	2	—	—	2
Other operating items	20	(2)	—	18

Total operating expenses	2,996	765	(199)	3,562

Operating income	1,684	90	—	1,774
Net financing costs	102	14	—	116
Other nonoperating items	12	(8)	—	4

Earnings before income taxes	1,570	84	—	1,654
Income tax expense	595	18	—	613

Net earnings	975	66	—	1,041
Net earnings attributable to noncontrolling interests	—	25	—	25

Net earnings attributable to Devon	$975	$41	$—	$1,016

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended September 30,		Nine Months Ended September 30,
(in millions)	2014	2013	2014	2013
Cash flows from operating activities:
Net earnings (loss)	$1,041	$429	$2,070	$(227)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation, depletion and amortization	842	691	2,409	2,069
Gains and losses on asset sales	—	11	(1,072)	11
Asset impairments	—	7	—	1,960
Deferred income tax expense (benefit)	23	260	800	(181)
Derivatives and other financial instruments	(804)	168	(43)	65
Cash settlements on derivatives and financial instruments	44	(2)	(201)	147
Other noncash charges	128	19	357	195
Net change in working capital	296	24	766	(104)
Change in long-term other assets	(38)	(50)	(115)	(28)
Change in long-term other liabilities	27	44	47	92

Net cash from operating activities	1,559	1,601	5,018	3,999

Cash flows from investing activities:
Acquisitions of property, equipment and businesses	(31)	—	(6,255)	—
Capital expenditures	(1,672)	(1,650)	(5,013)	(5,219)
Proceeds from property and equipment divestitures	2,260	282	5,202	316
Purchases of short-term investments	—	—	—	(1,076)
Redemptions of short-term investments	—	869	—	3,419
Redemptions of long-term investments	—	—	57	—
Other	3	1	87	83

Net cash from investing activities	560	(498)	(5,922)	(2,477)

Cash flows from financing activities:
Proceeds from borrowings of long-term debt, net of issuance costs	438	—	4,158	—
Net short-term debt repayments	(456)	(82)	(1,318)	(1,577)
Long-term debt repayments	(275)	—	(4,265)	—
Proceeds from stock option exercises	9	—	92	1
Proceeds from issuance of subsidiary units	52	—	72	—
Dividends paid on common stock	(98)	(89)	(287)	(259)
Distributions to noncontrolling interests	(46)	—	(187)	—
Other	(13)	—	(4)	5

Net cash from financing activities	(389)	(171)	(1,739)	(1,830)

Effect of exchange rate changes on cash	(28)	25	(15)	(9)

Net change in cash and cash equivalents	1,702	957	(2,658)	(317)
Cash and cash equivalents at beginning of period	1,706	3,363	6,066	4,637

Cash and cash equivalents at end of period	$3,408	$4,320	$3,408	$4,320

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2014	December 31, 2013
Current assets:
Cash and cash equivalents	$3,408	$6,066
Accounts receivable	2,009	1,520
Other current assets	556	419

Total current assets	5,973	8,005

Property and equipment, at cost:
Oil and gas, based on full-cost accounting:
Subject to amortization	73,733	73,995
Not subject to amortization	3,642	2,791

Total oil and gas	77,375	76,786
Other	9,204	6,195

Total property and equipment, at cost	86,579	82,981
Less accumulated depreciation, depletion and amortization	(51,410)	(54,534)

Property and equipment, net	35,169	28,447

Goodwill	8,310	5,858
Other long-term assets	1,387	567

Total assets	$50,839	$42,877

Current liabilities:
Accounts payable	$1,344	$1,229
Revenues and royalties payable	1,455	786
Short-term debt	1,898	4,066
Income taxes payable	651	1
Other current liabilities	646	573

Total current liabilities	5,994	6,655

Long-term debt	10,161	7,956
Asset retirement obligations	1,348	2,140
Other long-term liabilities	926	834
Deferred income taxes	5,642	4,793
Stockholders’ equity:
Common stock	41	41
Additional paid-in capital	4,004	3,780
Retained earnings	17,138	15,410
Accumulated other comprehensive earnings	993	1,268

Total stockholders’ equity attributable to Devon	22,176	20,499
Noncontrolling interests	4,592	—

Total stockholders’ equity	26,768	20,499

Total liabilities and stockholders’ equity	$50,839	$42,877

Common shares outstanding	409	406

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CAPITAL EXPENDITURES

	Quarter Ended September 30, 2014
(in millions)	U.S.	Canada	Total
Exploration	$49	$2	$51
Development	1,044	213	1,257

Exploration and development capital	$1,093	$215	$1,308
Capitalized G&A			94
Capitalized interest			12
Acquisitions			6
Devon midstream capital			96
Other capital			32

Total(1)			$1,548

(1)	Excludes $207 million attributable to EnLink.

	Nine Months Ended September 30, 2014
	U.S.	Canada	Total
Exploration	$187	$34	$221
Development	2,872	684	3,556

Exploration and development capital	$3,059	$718	$3,777
Capitalized G&A			268
Capitalized interest			32
Eagle Ford, Cana and other acquisitions			6,366
Devon midstream capital			275
Other capital			85

Total(1)			$10,803

(1)	Excludes $491 million attributable to EnLink.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles). The Company must reconcile the Non-GAAP financial measure to related GAAP information.

ADJUSTED EARNINGS

(in millions)

Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company’s financial results. Devon believes these non-GAAP measures facilitate comparisons of its performance to earnings estimates published by securities analysts. Devon also believes these non-GAAP measures can facilitate comparisons of its performance between periods and to the performance of its peers. The following table summarizes the effects of these items on third-quarter 2014 earnings.

	Quarter Ended September 30, 2014
	Before-Tax	After-Tax
Net earnings attributable to Devon (GAAP)		$1,016
Fair value changes in financial instruments and foreign currency	(733)	(466)
Restructuring costs	2	2
Current tax on property divestiture(1)	—	543
Deferred tax on property divestiture(1)	—	(543)

Adjusted earnings attributable to Devon (Non-GAAP)		$552

Diluted share count		411
Adjusted diluted earnings per share attributable to Devon (Non-GAAP)		$1.34

(1)	In the third quarter of 2014, Devon completed its U.S. non-core divestiture program. In conjunction with the divestiture closing, Devon recognized $543 million of current income tax expense. The current tax expense was entirely offset by the recognition of deferred tax benefits.

NET DEBT

(in millions)

Devon defines net debt as debt less cash and cash equivalents as presented in the following table. Devon believes that netting these sources of cash against debt provides a clearer picture of the future demands on cash to repay debt.

	September 30,
	2014	2013
Total debt (GAAP)	$12,059	$10,068
Adjustments:
Cash and cash equivalents	3,408	4,320

Net debt (Non-GAAP)	$8,651	$5,748

PRE-TAX CASH MARGIN

Devon defines pre-tax cash margin as revenues from commodity sales and marketing and midstream operations, less expenses for lease operations, marketing and midstream operations, cash-based general and administrative, production and property taxes and net financing costs, with the result divided by total production. Devon believes that pre-tax cash margin can facilitate comparisons of our performance between periods and to the performance of our peers.

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

PRODUCTION GUIDANCE

	Quarter 4
	Low	High
Oil and bitumen (MBbls/d)
United States	145	150
Canada	83	88

Total	228	238

Natural gas (MMcf/d)
United States	1,610	1,660
Canada	19	24

Total	1,629	1,684

Natural gas liquids (MBbls/d)
United States	131	136
Total Boe (MBoe/d)
United States	544	563
Canada	86	92

Total	630	655

PRICE REALIZATIONS GUIDANCE

	Quarter 4
	Low	High
Oil and bitumen -% of WTI
United States	86%	96%
Canada	63%	73%
Natural gas -% of Henry Hub	87%	93%
NGL - realized price	$20	$30

OTHER GUIDANCE ITEMS

	Quarter 4
($ millions, except Boe)	Low	High
Marketing & midstream operating profit	$200	$220
Lease operating expenses per Boe	$9.75	$9.95
General & administrative expenses per Boe	$3.50	$3.70
Production and property taxes as % of upstream sales	4.8%	5.8%
Depreciation, depletion and amortization per Boe	$13.75	$14.75
Net financing costs	$115	$125
Current income tax rate	5.0%	8.0%
Deferred income tax rate	24.0%	30.0%

Total income tax rate	29.0%	38.0%

Net earnings attributable to noncontrolling interests	$20	$30

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

CAPITAL EXPENDITURES GUIDANCE

	Quarter 4
(in millions)	Low	High
Exploration and development	$1,400	$1,500
Capitalized G&A and interest	100	120

Total oil and gas	1,500	1,620

Midstream(1)	50	80
Corporate and other	40	60

Devon capital expenditures	$1,590	$1,760

(1)	Excludes capital expenditures related to EnLink.

COMMODITY HEDGES

	Oil Commodity Hedges
	Price Swaps		Price Collars			Call Options Sold
Period	Volume (Bbls/d)	Weighted Average Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Price ($/Bbl)
Q4 2014	75,000	$94.14	64,750	$89.33	$100.00	42,000	$116.43

	Oil Basis Swaps
Period	Index	Volume (Bbls/d)	Weighted Average Differential to WTI ($/Bbl)
Q4 2014	Western Canadian Select	50,000	$(17.40)

	Natural Gas Commodity Hedges
	Price Swaps		Price Collars			Call Options Sold
Period	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Floor Price ($/MMBtu)	Weighted Average Ceiling Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)
Q4 2014	800,000	$4.42	460,000	$4.03	$4.51	500,000	$5.00

	Natural Gas Basis Swaps
Period	Index	Volume (MMBtu/d)	Weighted Average Differential to Henry Hub ($/MMBtu)
Q4 2014	AECO	94,781	$(0.52)

Devon’s oil derivatives that settle against the average of the prompt month NYMEX West Texas Intermediate futures price. Devon’s natural gas derivatives that settle against the Inside FERC first of the month Henry Hub index.